EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-11 of our report dated March 14, 2011 relating to the consolidated balance sheet of Schottenstein Realty Trust, Inc.; our report dated March 14, 2011 relating to the combined financial statements and financial statement schedule of Schottenstein Realty Trust, Inc. Predecessor; and our report dated December 20, 2010 related to the statement of revenues and certain expenses of Foothills Mall, which appear in such Registration Statement. We also consent to the references to us under the headings “Experts”, “Summary Financial Data” and “Selected Historical Financial and Operating Data” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Columbus, Ohio
March 25, 2011